EXHIBIT 11



                   TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      Computation of Earnings Per Common
                         and Common Equivalent Share
                    (thousands, except per share amounts)




                                     1 9 9 4             1 9 9 3
                                           Fully               Fully
                                Primary   Diluted   Primary   Diluted
Three months ended June 30:
  Net earnings (loss)           $   722   $   722   $  (524)  $  (524)

  Preferred stock dividend         (542)     (542)     (542)     (542)

      Net income (loss)         $   180   $   180   $(1,066)  $(1,066)

  Average common shares
    outstanding during period    10,023    10,023     9,659     9,659

  Shares for computation         10,023    10,023     9,659     9,659

  Net earnings (loss) per
    share                        $  .02    $  .02     $(.11)    $(.11)




Six months ended June 30:
  Net earnings (loss)           $   216   $   216   $(1,595)  $(1,595)

  Preferred stock dividend       (1,084)   (1,084)   (1,084)   (1,084)

      Net loss                  $  (868)  $  (868)  $(2,679)  $(2,679)

  Average common shares
    outstanding during period    10,020    10,020     9,634     9,634

  Shares for computation         10,020    10,020     9,634     9,634

  Net loss per share             $ (.09)   $ (.09)    $(.28)    $(.28)